Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-212709, No. 333-219755) and on Form S-8 (No. 333-204785, No. 333-225714) of Evolent Health, Inc. of our report dated April 30, 2019, with respect to the consolidated balance sheets of University Health Care, Inc., and Subsidiaries d/b/a Passport Health Plan (a Kentucky non-stock, not for profit corporation) (“Passport”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in net assets, and cash flows for the years then ended, and our report dated April 18, 2018, with respect to the consolidated balance sheets of Passport as of December 31, 2017 and 2016, and the related statements of operations, changes in unrestricted net assets, and cash flows for the years then ended, and our report dated February 20, 2020, with respect to the consolidated balance sheets of Passport as of September 30, 2019 and 2018, and the related consolidated statements of operations, changes in net assets, and cash flows for the nine months then ended which report appears in the Form 8-K/A of Evolent Health, Inc. dated February 28, 2020.

/s/ MCM CPAs & Advisors LLP
Louisville, KY
February 27, 2020